BANKERS TRUST COMPANY
One Bankers Trust Plaza
New York, New York  10006


Damian P. Reitemeyer               Mailing Address:
Vice President                     P.O. Box 318
Telephone: 212-250-4599            Church Street Station
                                   New York, NY 10008


                                   February 14, 1996



Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sirs:

     Re:  Filing of Schedule 13G on
          Hercules Inc


Pursuant to Rule 13d-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, the following is one copy of the Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G filing submission through the EDGAR-Link System software, by E-Mail confirmation.

                                   Sincerely,

                                   /s/ Damian P. Reitemeyer



Enclosures









            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549


                       SCHEDULE 13G


         Under the Securities Exchange Act of 1934
                   (Amendment No.  4 )*
                                 ____

                       Hercules Inc
          _______________________________________
                      NAME OF ISSUER:
             Common Stock (Par Value - No Par)
          _______________________________________
               TITLE OF CLASS OF SECURITIES
                         427056106
          _______________________________________
                       CUSIP NUMBER


     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item
     1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


             (Continued on following page(s))

                     Page 1 of 8 Pages
CUSIP No. 427056106                     Page 2 of 8 Pages


1.NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  Bankers Trust New York Corporation and its wholly-owned subsidiary, Bankers Trust Company, as Trustee for various trusts, and employee benefit plans, and its indirect wholly-owned subsidiary, Bankers Trust International PLC
  13-6180473

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
          (A)  [ ]
          (B)  [X]

3.SEC USE ONLY


4.CITIZENSHIP OR PLACE OF ORGANIZATION

  Both Bankers Trust New York Corporation and Bankers Trust
  Company are New York Corporations; Bankers Trust
  International PLC is a London corporation

 NUMBER OF     5. SOLE VOTING POWER

  SHARES       Bankers Trust New York
                 Corporation               43,200 shares
               Bankers Trust Company    1,617,699 shares
               BT Variable, Inc.                0 shares
          Bankers Trust
                International PLC         231,800 shares
                                        1,892,699 shares

BENEFICIALLY   6. SHARED VOTING POWER

 OWNED BY      Bankers Trust New York
                 Corporation                    0 shares
               Bankers Trust Company       34,500 shares
               BT Variable, Inc.           45,000 shares
          Bankers Trust
                International PLC               0 shares
                                           79,500 shares

 EACH         7. SOLE DISPOSITIVE POWER

REPORTING      Bankers Trust New York
                 Corporation               43,200 shares
               Bankers Trust Company    2,684,157 shares
               BT Variable, Inc.           45,000 shares
          Bankers Trust
                International PLC         231,800 shares
                                        3,004,157 shares
 CUSIP No. 427056106                     Page 3 of 8 Pages


 PERSON        8. SHARED DISPOSITIVE POWER

  WITH         Bankers Trust New York
                 Corporation                    0 shares
               Bankers Trust Company       43,500 shares
               BT Variable, Inc.                0 shares
          Bankers Trust
                International PLC               0 shares
                                           43,500 shares

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

               Bankers Trust New York
                 Corporation               43,200 shares
               Bankers Trust Company    2,727,657 shares
               BT Variable, Inc.           45,000 shares
          Bankers Trust
                International PLC         231,800 shares
                                        3,047,657 shares

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES
CERTAIN SHARES *

                    X

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               Bankers Trust New York
                 Corporation                    0.0%
               Bankers Trust Company            2.4%
               BT Variable, Inc.                0.0%
               Bankers Trust
                International PLC               0.2%
                                                2.6%

12.TYPE OF REPORTING PERSON *

     Bankers Trust New York Corporation - HC
     Bankers Trust Company - BK
     Bankers Trust International PLC - CO
     BT Variable, Inc. - IC
CUSIP No. 427056106                     Page 3 of 8 Pages


              DISCLAIMER OF BENEFICIAL OWNERSHIP

     THE FILING OF THIS SCHEDULE G STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT BANKERS TRUST NEW YORK CORPORATION OR BANKERS TRUST COMPANY, AS TRUSTEE (THEBANK) OR BANKERS TRUST INTERNATIONAL PLC (BTI) IS, FOR THE PURPOSE OF SECTION 13(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934, OR FOR ANY OTHER PURPOSE, THE BENEFICIAL OWNER OF THE SECURITIES SET FORTH IN ITEM 4(a)(ii) HEREOF.

Item 1(a)    NAME OF ISSUER:

             Hercules Inc

Item 1(b)    ADDRESS OF ISSUER S PRINCIPAL EXECUTIVE
OFFICES:

             Hercules Plaza
             1313 North Market Street
             Wilmington, DE  19894

Item 2(a)    NAME OF PERSON FILING:

             Bankers Trust New York Corporation, and its wholly-owned subsidiary, Bankers Trust Company, as Trustee for various trusts and employee benefit plans, and its indirect wholly-owned subsidiaries, BT Variable, Inc. and Bankers Trust International PLC.

Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             280 Park Avenue
             New York, New York  10017

Item 2(c)    CITIZENSHIP:

             Bankers Trust New York Corporation, Bankers
Trust Company (as Trustee for various trusts and employee benefit plans and investment advisor), and BT Variable, Inc. are corporations incorporated in the State of New York with their principal business offices located in New York; Bankers Trust International PLC is incorporated in England with its principal business office located in London.











CUSIP No. 427056106                     Page 4 of 8 Pages


Item 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock (Par Value - No Par) of Hercules
               Inc, a Delaware corporation.

Item 2(e)    CUSIP NUMBER:

             427056106

Item 3       THE PERSON FILING IS A:

             For Bankers Trust New York Corporation,

      (g)    [X] Parent Holding Company, in accordance with
                 Section 240.13d-1(b)(ii)(G)

             For Bankers Trust Company, and Bankers Trust
             International PLC

      (b)    [X] Bank as defined in section 3(a)(6) of the
                 Act.

             For BT Variable, Inc.

      (c)    [X] Insurance Company as defined in Section
                 3(a)(19) of the Act

Item 4       OWNERSHIP:

      (a)    Amount Beneficially Owned:
               As of December 31, 1995

          (i)  Bankers Trust New York
                 Corporation               43,200 shares
               Bankers Trust Company    2,727,657 shares
               BT Variable, Inc.           45,000 shares
               Bankers Trust
                International PLC         231,800 shares
                                        3,047,657 shares

         (ii) Bankers Trust Company was also the record owner of 2,779,976 shares held by the Bank as Trustee of the Hercules Inc. Master Trust, Employee Savings Plan, and Savings and Investment Plan (the Plan) with respect to which the bank disclaims beneficial ownership.






CUSIP No. 427056106                     Page 5 of 8 Pages


The Plan states that each Plan participant shall have the right to direct the manner in which shares of common stock shall be voted at all stockholders meetings. The Department of Labor has expressed the view that, under certain circumstances, ERISA may require the Trustee to vote shares which are not allocated to participants accounts and unvoted shares. Since, in the view of the Bank, BTI and Bankers Trust New York Corporation, such voting power is merely a residual power based upon the occurrence of an unlikely contingency and is not a sole or shared power to vote the securities, the Bank, BTI and Bankers Trust New York Corporation hereby disclaim beneficial ownership of such securities.

             (b)  PERCENT OF CLASS:

             The common stock described in Item 4(a) above as to which the Banker Trust New York Corporation, Bankers
Trust Company, BT Variable, Inc., and Bankers Trust
International PLC acknowledges beneficial ownership constitutes the following:

               Bankers Trust New York
                 Corporation                    0.0%
               Bankers Trust Company            2.4%
               BT Variable, Inc.                0.0%
               Bankers Trust
                International PLC               0.2%
2.6%
             The Common Stock as to which the Bankers Trust
New York Corporation, Bankers Trust Company, BT Variable,
Inc., and Bankers Trust International PLC disclaims beneficial ownership constitutes 2.5% of the Issuer s outstanding Common Stock.

             (c)  Number of shares as to which the Bank has:
             (i)  sole power to vote or to direct the
                    vote -
               Bankers Trust New York
                 Corporation               43,200 shares
               Bankers Trust Company    1,617,699 shares
               BT Variable, Inc.                0 shares
          Bankers Trust
                International PLC         231,800 shares
                                        1,892,699 shares







CUSIP No. 427056106                     Page 6 of 8 Pages


            (ii) shared power to vote or to direct the
                   vote -
               Bankers Trust New York
                 Corporation                    0 shares
               Bankers Trust Company       34,500 shares
               BT Variable, Inc.           45,000 shares
               Bankers Trust
                International PLC               0 shares
                                           79,500 shares

           (iii)  sole power to dispose or to direct the
                    disposition of -
               Bankers Trust New York
                 Corporation               43,200 shares
               Bankers Trust Company    2,684,157 shares
               BT Variable, Inc.           45,000 shares
               Bankers Trust
                International PLC         231,800 shares
                                        3,004,157 shares

          (iv) shared power to dispose or to direct
                 the disposition of -
               Bankers Trust New York
                 Corporation                    0 shares
               Bankers Trust Company       43,500 shares
               BT Variable, Inc.                0 shares
               Bankers Trust
                International PLC               0 shares
                                           43,500 shares


Item 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             [ ]

Item 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
              OF ANOTHER PERSON:

             The Issuer s Plan and various trusts, and employee benefit plans for which Bankers Trust New York Corporation, Bankers Trust Company (as Trustee for various trusts and employee benefit plans), BT Variable, Inc.,and Bankers Trust International PLC. have the right to receive and/or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.







CUSIP No. 427056106                     Page 7 of 8 Pages


Item 7       IDENTIFICATION AND CLASSIFICATION OF THE
SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
REPORTED ON BY THE PARENT HOLDING COMPANY:

             See Item 3 above.

Item 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
THE GROUP:

             Not applicable.

Item 9       NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable


CUSIP No. 427056106                     Page 8 of 8 Pages

Item 10      CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       as of December 31, 1995

Signature:  Bankers Trust New York Corporation


By:           /s/James T. Byrne, Jr.
Name:            James T. Byrne, Jr.

Title:           Secretary


Signature: Bankers Trust Company, as Trustee for various trusts and employee benefit plans, and investment advisor.


By:           /s/James T. Byrne, Jr.
Name:            James T. Byrne, Jr.

Title:           Secretary

Signature: BT Variable, Inc.


By:           /s/Myles Tashman
Name:            Myles Tashman

Title:           Secretary

Signature:   Bankers Trust International, PLC


              /s/Claire Backhouse
By:              Claire Backhouse

Title:           Secretary


                      EXHIBIT TO ITEM 7

The chain of ownership from Bankers Trust New York
Corporation to Bankers Trust Company is shown below:


             Bankers Trust New York Corporation

                              |
                            100%
                              |

                    Bankers Trust Company


                      EXHIBIT TO ITEM 7

The chain of ownership from Bankers Trust New York
Corporation to BT Variable, Inc. is shown below:


             Bankers Trust New York Corporation

                              |
                            100%
                              |

                    Bankers Trust Company

                              |
                            100%
                              |

                  Whitewood Properties Corp

                              |
                            100%
                              |

                      BT Variable, Inc.

                      EXHIBIT TO ITEM 7

The chain of ownership from Bankers Trust New York
Corporation to Bankers Trust International PLC is shown below:


             Bankers Trust New York Corporation

                              |
                            100%
                              |

                    Bankers Trust Company

                              |
                            100%
                              |

              Bankers International Corporation

                              |
                            100%
                              |

                BT Holdings (Europe) Limited

                              |
                            100%
                              |

             Bankers Trust Holdings (UK) Limited

                              |
                            100%
                              |

                Bankers Trust Investments PLC

                              |
                            100%
                              |

               Bankers Trust International PLC